CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 1, 2007, accompanying the combined financial statements of the Hyatt Summerfield Suites Hotel Partnerships included in this Current Report on Form 8-K/A Amendment No. 1 of Hersha Hospitality Trust. We consent to the incorporation by reference of the aforementioned report in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-138038) registering for offer and sale $400 million of common shares and preferred shares of HHT and (d) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan.

/s/ GRANT THORNTON LLP

Wichita, Kansas
March 13, 2007